As filed with the Securities and Exchange Commission on September 20, 2017
Registration No. 333-220080

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TEARLAB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3841	59-343-4771
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9980 Huennekens St., Suite 100

San Diego, CA 92121

(858) 455-6006

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Wes Brazell

Chief Financial Officer

TearLab Corp.

9980 Huennekens St., Suite 100

San Diego, CA 92121

(858) 455-6006

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Martin J. Waters Daniel Horwood Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real, Suite 200 San Diego, CA 92130 (858) 350-2300	Wes Brazell Chief Financial Officer TearLab Corp. 9980 Huennekens St., Suite 100 San Diego, CA 92121 (858) 455-6006	Joseph A. Smith Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 20, 2017

PRELIMINARY PROSPECTUS

TearLab Corporation

Up to 10,489,510

Class A Units consisting of Common Stock and Warrants and

Class B Units consisting of Series A Convertible Preferred Stock and

Warrants

(                        shares of Common Stock underlying the Series A Convertible

Preferred Stock and Warrants)

We are offering up to 10,489,510 Class A Units, each Unit consisting of one share of our common stock and a Series A warrant to purchase shares of our common stock at an exercise price per whole share of common stock equal to 110% of the public offering price of the Class A Units (“Series A warrant”). Each Series A warrant will be exercisable immediately and will expire five years from the date of issuance. The shares of common stock and Series A warrants comprising a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or to those purchasers that elect to purchase such securities in their sole discretion, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series A Convertible Preferred Stock, or the Series A Preferred Stock, with a stated value of $1,000 per share and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series A Preferred Stock do not generally have any voting rights but are convertible into shares of common stock. The shares of Series A Preferred Stock and Series A warrants comprising a Class B Unit are immediately separable and will be issued separately in this offering.

We are also offering the shares of common stock that are issuable from time to time upon conversion of the Series A Preferred Stock and upon exercise of the Series A warrants being offered by this prospectus. This offering is being made on a best efforts basis and there is no minimum amount of proceeds that is a condition of closing.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.” On September 14, 2017 , the last reported sale price of our common stock on the NASDAQ Capital Market was $1.43 per share. On September 14, 2017, the last reported sale price of our common stock on the Toronto Stock Exchange was $1.72 (Canadian dollars) per share. The Series A warrants and Series A Preferred Stock will not be listed on any national securities exchange or other trading market.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9.

	Per Class A Unit	Per Class B Unit		Total
Public offering price	$	$	$
Placement agent’s fees (1)	$	$	$
Proceeds to TearLab Corp., before expenses	$	$	$

(1)	We have agreed to reimburse the placement agent for certain of its expenses and to issue common stock purchase warrants to the placement agent. See “Plan of Distribution” on page 33 of this prospectus for a description of the compensation payable to the placement agent.

We have engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “placement agent”) to act as our exclusive placement agent in connection with this offering. Wainwright is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered. We have agreed to pay Wainwright a placement fee equal to 7% of the aggregate gross proceeds to us from the sale of the securities in the offering, plus additional compensation as set forth under “Plan of Distribution”. Wainwright may engage one or more sub-agents or selected dealers in connection with this offering. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $ . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. This offering will terminate on , 2017, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities will take place on or about                             , 2017.

H.C. Wainwright & Co.

                               , 2017

We have not authorized anyone to provide you with information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In this prospectus, “TearLab,” “we,” “us” and the “company” refer to TearLab Corporation and, where appropriate, its subsidiaries, unless expressly indicated or the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety before investing in our common stock, including the “Risk Factors” section beginning on page 9 and the information in our Annual Report on Form 10-K for the year ended December 31, 2016, which includes our financial statements and the related notes. Unless the context requires otherwise, references in this prospectus to “TearLab,” “we,” “us” and the “company” refer to TearLab Corporation and, where appropriate, its subsidiaries, unless expressly indicated or the context otherwise requires.

TearLab Corporation

Overview

We are an in-vitro diagnostic company based in San Diego, California. We have commercialized a proprietary tear testing platform, the TearLab® Osmolarity System that enables eye care practitioners to test for highly sensitive and specific biomarkers using nanoliters of tear film at the point-of-care. Our first product measures tear film osmolarity for the diagnosis of Dry Eye Disease (“DED”). Our results of operations are included in our financial statements, which are included under Item 8 in our Annual Report on Form 10-K for fiscal year ended December 31, 2016.

TearLab Research, Inc.

TearLab Research, Inc. (“TearLab Research”), our wholly-owned subsidiary, develops technologies to enable eye care practitioners to test a wide range of biomarkers (chemistries, metabolites, genes and proteins) at the point-of-care. Commercializing that tear testing platform is now the focus of our business.

Our product, the TearLab® Osmolarity System, enables the rapid measurement of tear osmolarity in the doctor’s office. Osmolarity is a quantitative and highly specific biomarker that has been shown to assist in the diagnosis and disease management of DED. Market Scope estimates that there are 19 million people suffering from dry eye in the US and nearly 337 million worldwide. Postmenopausal women make up the largest portion of the dry eye population across all regions of the world (US, West Europe, Japan, China, India, Latin America, and Rest of World). The innovation of the TearLab® Osmolarity System is its ability to precisely and rapidly measure osmolarity in nanoliter volumes of tear samples, using a highly efficient and novel tear collection system at the point of care. Historically, eye care researchers have relied on expensive instruments to perform tear biomarker analysis. In addition to their cost, these conventional systems are slow, highly variable in their measurement readings, and not categorized as waived by the United States Food and Drug Administration (the “FDA”), under regulations promulgated under the Clinical Laboratory Improvement Amendments, (“CLIA”).

The TearLab® Osmolarity System consists of the following three components: (1) the TearLab disposable, which is a single-use microfluidic microchip; (2) the TearLab Pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab Reader, which is a small desktop unit that allows for the docking of the TearLab Pen and provides a quantitative reading for the operator.

In October 2008, the TearLab® Osmolarity System received CE mark approval, clearing the way for sales in the European Union and all countries recognizing the CE mark. On December 8, 2009, TearLab announced that Health Canada issued a Medical Device License for the TearLab® Osmolarity System.

On May 19, 2009, we announced that we received 510(k) clearance from the FDA. On January 23, 2012, we announced that after reviewing and accepting labeling submitted to it by the Company, the FDA had granted the waiver categorization under CLIA for the TearLab® Osmolarity System. The CLIA waiver reduces the regulatory paperwork and related administrative time for customers.

Currently, the TearLab® Osmolarity System is commercialized in over 40 countries. In the United States, the TearLab® Osmolarity System is sold direct. In markets outside of the United States the TearLab® Osmolarity System is sold through distributors.

Current Status and Recent Financings

On February 27, 2017, the Company effected a 1-for-10 reverse stock split of its common stock. All common stock share amounts and prices per share of common stock in this prospectus have been retroactively adjusted to reflect the reverse stock split.

On May 9, 2016, the Company issued 1,861,090 shares of common stock, 3,291.8 shares of Series A Convertible Preferred Stock (“Preferred Stock”) and Series A warrants to purchase 1,150,000 shares of common stock (“Series A Warrants”) for gross proceeds of $17.3 million. Additionally, the Company granted the placement agent warrants to purchase 103,500 shares of common stock with an exercise price of $11.25 per share. All of the Preferred Stock shares were subsequently converted into 438,910 shares of common stock.

On March 4, 2015, the Company executed a term loan agreement with CRG LP and certain of its affiliates (the “Term Loan Agreement”) providing the Company access to $35.0 million under the arrangement. The Company received $15.0 million in gross proceeds under the loan agreement on March 4, 2015, and an additional $10.0 million on October 6, 2015, pursuant to the second amendment to the Term Loan Agreement. We were unable to access a third tranche of $10.0 million because we did not attain at least $38.0 million in trailing twelve-month revenue prior to June 30, 2016, as required to access the third tranche. As part of the second amendment to the Term Loan Agreement and funding of the $10.0 million tranche, CRG received warrants to purchase 35,000 shares of common stock of the Company at a price of $50.00 per share. The warrants have a life of five years. On April 7, 2016, the Term Loan Agreement was further amended, under the fourth amendment, to change the required minimum revenue levels. In addition, the fourth amendment reduced the exercise price of the warrants CRG received under the second amendment to $15.00 per share and granted CRG additional warrants to purchase an additional 35,000 common shares in the Company at a price of $15.00 per share. The Term Loan Agreement has a term of six years and bears interest at 13% per annum, with quarterly payments of interest only for the first four years. At the Company’s option, during the first four years a portion of the interest payments amounting to a 4.5% per annum rate may be deferred and paid together with the principal in the fifth and sixth years.

Industry

Point-of-care Testing and Dry Eye Disease, or DED

The market research firm, “Markets and Markets” reports the global market for point-of-care testing will reach $37 billion annually by 2021. Approximately 75% of all laboratory tests today are performed at centralized clinical laboratories. However, diagnostic testing is increasingly being performed at the point-of-care due to several factors, including a need for rapid testing in acute care situations, the benefits of patient monitoring and disease management, streamlining therapeutic decision making and the overall trend toward personalized medicine. We believe that advances in bio-detection technologies that can simplify and accelerate the rate of performing complex diagnostic tests at the point-of-care, will drive utilization and overall point-of-care testing market growth.

Each time a person blinks, his or her eyes are resurfaced with a thin layer of a complex fluid known as the tear film. The tear film works to protect eyes from the outside world. Bacteria, viruses, sand, freezing winds and salt water (inclusive of most environmental factors) will not damage eyes when the tear film is intact. However, when compromised, a deficient tear film can be an exceedingly painful and disruptive condition. The tear film consists of three components: (i) an innermost glycocalyx (produced by the surface cells); (ii) the aqueous layer (the water in tears, produced by the lacrimal gland); and (iii) an oily lipid layer which limits evaporation of the tears (produced by the meibomian glands, located at the margins of the eyelids). The apparatus of the ocular surface forms an integrated unit. When working correctly, the tear film presents a smooth optical surface essential for clear vision and proper immunity. Androgen deficiency, contact lens wear and chronic inflammation of the lacrimal or meibomian gland may lead to the condition known as dry eye, which has been likened to arthritis of the eye, and results in a compromised, fragile tear film. In turn, the unstable tear film undermines vision, altering focus between every blink. An unstable tear film is the equivalent of a smudge atop the lens of a camera. It doesn’t matter how many megapixels your camera has, if the first lens is compromised, the image will be fuzzy.

DED is often seen as a result of aging, diabetes, cancer therapy, HIV, autoimmune diseases such as Sjögren’s syndrome and rheumatoid arthritis, LASIK surgery, contact lens wear, menopause and as a side effect of hormone replacement therapy. Numerous commonly prescribed and over-the-counter medications also can cause, or contribute to, the manifestation of DED.

Discomfort and dryness are the most commonly reported symptoms of contact lens wear. These symptoms can lead to contact lens drop out if severe and/or persistent. In 2010, Contact Lens Spectrum reported that 16% of contact lens wearers permanently dropout of contact lens wear each year. In addition, there are approximately 600,000 LASIK procedures performed in the U.S each year with up to 60% reporting dry eye symptoms 1 month post-LASIK.

Diagnostic Alternatives for Dry Eye Disease

Existing diagnostic tools are highly subjective, do not correlate well with symptoms, are invasive for patients and may require up to an hour of operator time to perform. All of these factors have constrained the diagnosis and treatment of the DED patient population. As physicians have not had access to objective, quantitative diagnostic assays that correlate well with and the severity of DED disease, it has been difficult for them to objectively differentiate DED symptoms from other eye diseases that present with very similar symptoms, such as ocular allergies, conjunctivochalasis or infectious bacterial or viral diseases. To treat DED effectively and to mitigate the emotional and physical effects of this disease, it is important to equip physicians with objective, quantitative measurements of disease pathogenesis so they can determine more accurately the most efficacious treatments for their patients.

Osmolarity in DED presents itself as an increase in the salt concentration of the tear film. For over 50 years, studies have shown that tear film osmolarity is the ideal clinical marker for diagnosing DED, providing an objective, quantitative measurement of disease pathogenesis. Measuring osmolarity also serves as an effective disease management tool by providing physicians with an ability to personalize therapeutic intervention and to track patient outcomes quantitatively. Osmolarity testing could also provide physicians with a tool to identify patients at risk for dropping out of contact lens wear early in disease progression, as well as an invaluable test to guide the type and duration of therapy prior to, and following refractive surgery.

The main challenge in measuring osmolarity at the point-of-care is the small volume of tear available for testing. Older laboratory osmometers require upwards of ten microliters of fluid to produce a single reading. In addition, these instruments are not particularly suitable for use in a physician’s office, since they require continual calibration, cleaning and maintenance. Existing osmometers currently are marketed primarily to reference and hospital laboratories for the measurement of osmolarity in blood, urine and other serum samples.

TearLab’s Product

Our TearLab® Osmolarity System is an integrated testing system comprised of: (1) the TearLab disposable, which is a single-use microfluidic microchip; (2) the TearLab Pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab Reader, which is a small desktop unit that allows for the docking of the TearLab Pen and provides a quantitative reading for the operator. The innovation of the TearLab® Osmolarity System is its ability to measure precisely, rapidly, and inexpensively biomarkers in nanoliter volumes of tear samples or approximately 1,000 times less volume than required for older laboratory devices.

The operator of the TearLab® Osmolarity System, most likely a technician, collects the tear sample from the patient’s eye in the TearLab disposable, using the TearLab Pen. After the tear has been collected, the operator places the Pen into the Reader. The TearLab Reader then will display an osmolarity reading to the operator. Following the completion of the test, the TearLab disposable will be discarded and a new TearLab disposable will be readied for the next test. The entire process, from sample to answer, should require approximately two minutes or less to complete.

In July 2017, the commercial version of the TearLab Discovery™ System, which we refer to as Discovery, received its CE Marking. CE Marking of the device provides marketing clearance in the European Union and European Free Trade Association member countries. We will not immediately commercialize Discovery with the CE Marking but will instead gain clinical and user feedback from key doctors as we continue our development and prepare for Discovery’s regulatory approval filing in the United States.

Discovery is our next generation of comprehensive in-vitro diagnostic testing platform and will offer eye care professionals the ability to assess multiple biomarkers in human tears with a single nanoliter volume tear collection. The test card for Discovery is capable of measuring three biomarkers, including osmolarity and MMP-9 and IL-1Ra, both of which are inflammatory markers established as an aid in identifying, treating, and monitoring dry eye sufferers. We have begun clinical studies in support of a 510(k) application to the FDA, which we anticipate submitting by the end of calendar year 2017.

Competition

The medical device industry is highly competitive and we face potential competition from medical device companies worldwide. There are several laboratory technologies that claim to measure the osmolarity of nanoliter tear samples. The i-Pen manufactured by i-Med Pharma Inc. has approval from Health Canada and a CE mark. We are also seeing distribution for the i-Pen in the United Kingdom and Australia. The LacriPen, developed by LacriSciences, LLC (Washington, DC, US), does not have a CE Mark, FDA 510(k) clearance or a CLIA waiver, but has stated to be in clinical trials. Another investigational device aimed at dry eye diagnosis, the TeaRx, manufactured by DiagnosTear Ltd., a division of BioLight Life Sciences Investments of Tel Aviv, Israel, announced positive correlations between TeaRx diagnostic parameters and benchmarks used to test for dry eye syndrome. Another non-osmolarity based in vitro diagnostic test for dry eye has been developed by Rapid Pathogen Screening, Inc. (RPS), of Sarasota Florida. RPS has commercialized a tear test for dry eye that measures MMP-9, an inflammatory biomarker and this business has recently been purchased by a larger diagnostic company, Quidel Corporation. This test is FDA cleared and has obtained a CLIA waiver. Another company, ATD (Advanced Tear Diagnostics) has a CLIA classification of Moderately Complex in the United States, and markets products that measure lactoferrin and IgE in human tears for the diagnosis of aqueous deficient dry eye disease and ocular allergy, respectively.

Tear film break-up time, or TBUT, is a non-laboratory test performed to evaluate tear film stability during an examination of the ocular surface with a slit lamp by an eye care practitioner. However, it is subjective, requires a physician to instill a carefully controlled amount of fluorescein dye into the eye and requires a stopwatch to determine the endpoint. TBUT has been shown to be unreliable as a determinant of DED since shortened TBUT does not always correlate well with other signs or symptoms.

Other office-based tests performed during a standard eye care examination like impression cytology and corneal staining, although indicative of relatively late stage phenomena in DED, are subjective, qualitative and generally do not correlate to disease pathogenesis. We believe the Schirmer Test, to determine tear fluid volume, is an imprecise marker of tear function since its diagnostic results vary significantly.

Principal Suppliers

We rely on two suppliers based in the United States for the manufacture of the Readers and Pens which are key components of the TearLab® Osmolarity System. We also rely on a single supplier, MiniFAB (Aust) Pty Ltd. located in Australia, for the manufacture of the test cards which is also a key component of the TearLab® Osmolarity System.

Patents and Proprietary Rights

We own or have exclusive licenses to multiple patents and applications relating to the TearLab® Osmolarity System and related technology and processes:

●	fifteen issued U.S. patents; relating to the TearLab® Osmolarity System and related technology and processes and have applied for a number of other patents in the United States and other jurisdictions;

●	Twenty-eight issued patents in the rest of the world; and

●	eleven applications pending.

We intend to rely on know-how, continuing technological innovation and in-licensing opportunities to further develop our proprietary position. Our ability to obtain intellectual property protection for the TearLab® Osmolarity System and related technology and processes, and our ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on our intellectual property rights, will have a substantial impact on our ability to succeed in our business. Although we intend to seek to protect our proprietary position by, among other methods, continuing to file patent applications, the patent position of companies like TearLab is generally uncertain and involves complex legal and factual questions. Our ability to maintain and solidify a proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any part of our patent applications will result in the issuance of any patents. Our issued patents, those that may be issued in the future or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop would-be competitors from marketing tests identical to the TearLab® Osmolarity System.

In addition to patent protection, we have registered the TearLab trademark in the United States, the European Union, Japan, Korea, Mexico, the Russian Federation, Australia, Canada, China and Turkey.

Government Regulation

Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of our product, which is a medical device. In the United States, the FDA regulates medical devices under the Federal Food, Drug, and Cosmetic Act and implementing regulations. Failure to comply with the applicable FDA requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, administrative fines or criminal prosecution.

Unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been cleared or approved by the FDA. Medical devices are classified into one of the three classes, Class I, II or III, on the basis of the controls necessary to reasonably assure their safety and effectiveness. Class I devices are subject to general controls, such as labeling, pre-market notification and adherence to good manufacturing practices. The TearLab ® Osmolarity System is a Class I, non-exempt device and qualifies for the 510(k) procedure. Under the FDA’s Section 510(k) procedure, the manufacturer provides a pre-market notification that it intends to begin marketing the product, and shows that the product is substantially equivalent to another legally marketed product, that it has the same intended use and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device. In some cases, the submission must include data from human clinical studies. Marketing may commence when the FDA issues a clearance letter finding substantial equivalence. On May 19, 2009, we announced that we received FDA 510(k) clearance of the TearLab® Osmolarity System.

After a device receives 510(k) clearance, any modification to the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, would require a new 510(k) clearance or an approval of a Premarket Approval, or PMA. A PMA is the FDA process of scientific or regulatory review to evaluate the safety and effectiveness of Class III medical devices which are those devices which support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Although the FDA requires the manufacturer to make the initial determination regarding the effect of a modification to the device that is subject to 510(k) clearance, the FDA can review the manufacturer’s determination at any time and require the manufacturer to seek another 510(k) clearance or an approval of a PMA.

CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of in vitro diagnostic tests: (1) waiver; (2) moderately complex; and (3) highly complex. The standards applicable to a clinical laboratory depend on the level of diagnostic tests it performs. A CLIA waiver is available to clinical laboratory test systems if they meet certain requirements established by the statute. Waived tests are simple laboratory examinations and procedures employing methodologies that are so simple and accurate as to render the likelihood of erroneous results negligible or to pose no reasonable risk of harm to patients if the examinations or procedures are performed incorrectly. These tests are waived from regulatory oversight of the user other than the requirement to follow the manufacturer’s labeling and directions for use.

On January 23, 2012, we announced that after reviewing and accepting labeling submitted to it by the Company, the FDA had granted the waiver categorization under CLIA for the TearLab® Osmolarity System.

Regardless of whether a medical device requires FDA clearance or approval, a number of other FDA requirements apply to the device, its manufacturer and those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion and, in some cases, advertising, of medical devices. In addition, manufacturers and their suppliers must comply with the FDA’s quality system regulation which establishes extensive requirements for quality and manufacturing procedures. Thus, suppliers, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

Clinical, Regulatory, Research and Development Expenditure

Our clinical, regulatory, research and development expense was $5.2 million and $7.0 million for the years ended December 31, 2016 and 2015, respectively.

Employees

On December 31, 2016, we had 75 full-time employees. None of our employees are covered by a collective bargaining agreement.

Corporate Information

TearLab Corporation was incorporated as OccuLogix, Inc. in Delaware in 2002. Our executive offices are located at 9980 Huennekens St., Suite 100, San Diego, California 92121 and our telephone number at that address is (858) 455-6006. We maintain an Internet website at www.tearlab.com. We have not incorporated the information on our website by reference into this prospectus, and you should not consider it to be a part of this prospectus.

The Offering

Class A Units offered by us

We are offering up to $15,000,000 of Class A Units. Each Class A Unit will consist of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price per whole share of common stock equal to 110% of the public offering price of the Class A Units (“Series A warrant”). The Class A Units will not be certificated and the share of common stock and Series A warrants comprising such Class A Unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of the Series A warrants comprising the Class A Units.

Assuming we sell all $15,000,000 of Class A Units (and no Class B Units) being offered in this offering and a public offering price of $1.43 , the reported closing price of our common stock on September 14, 2017, we would issue in this offering an aggregate of 10,489,510 shares of our common stock and Series A warrants to purchase 10,489,510 shares of our common stock.

Class B Units offered by us

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or to those purchasers that elect to purchase such securities in their sole discretion, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series A Convertible Preferred Stock, or the Series A Preferred Stock, with a stated value of $1,000 and convertible into shares of our common stock at a conversion price equal to the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if the purchaser had purchased Class A Units based on the public offering price. The Class B Units will not be certificated and the share of Series A Preferred Stock and Series A warrants comprising such Class B Unit are immediately separable and will be issued separately in this offering. The Series A Preferred Stock issued in the Class B Units is convertible into shares of our common stock, provided that holders of Series A Preferred will be prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of the conversion, the holder would beneficially own more than 4.99% (or, at the election of purchaser, 9.99%) of our common stock. Purchasers of Class B Units may increase their ownership to a percentage not in excess of 9.99%, provided that any increase shall not be effective until 61 days after providing notice to us. These conversion restrictions prevent purchasers of Class B Units from obtaining beneficial ownership of more than 9.99% of our common stock through purchases made in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Series A warrants comprising the Class B Units.

Series A Warrants

Each Series A warrant included in the Units will have an exercise price per whole share of common stock equal to 110% of the public offering price of the Class A Units , will be immediately exercisable and will be exercisable for five years from the date of issuance.

There is no established public trading market for the Series A warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Series A warrants on any national securities exchange or other trading market.

Common stock outstanding before this offering	5,735,732 shares

Common stock to be outstanding immediately after this offering	16,225,242 shares

Use of proceeds

We intend to use the net proceeds to us from this offering for general corporate purposes, including commercializing our products, research and product development, capital expenditures, and working capital. We may also use our net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments. See “Use of Proceeds” on page 23.

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should read and carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market Symbol	“TEAR”

Toronto Stock Exchange Symbol	“TLB”

The number of shares of our common stock to be outstanding after this offering is based on 5,735,732 shares of our common stock outstanding as of June 30, 2017, and excludes:

●	706,873 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2017 with a weighted average exercise price of $31.80 per share;

●	1,324,000 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2017 with a weighted average exercise price of $11.45 per share;

●	1,070,000 shares of our common stock reserved for future issuance as of June 30, 2017 under our 2002 Stock Incentive Plan, including through the exercise of outstanding options; and

●	35,322 shares of our common stock reserved for future issuance as of June 30, 2017, under our 2014 Employee Stock Purchase Plan.

The number of shares of our common stock to be outstanding after this offering also assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding options or warrants to purchase common stock after June 30, 2017.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our company or deciding to maintain or increase your investment, you should consider carefully the risks and uncertainties described below. The risks and uncertainties described below and in our other filings with the SEC are not the only ones we face. If one or more of the following risks are realized, our business, financial condition and results of operations and prospects could be materially and adversely affected. In that event, the market price for our common stock could decline and you may lose all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Financial Condition

We have limited working capital and a history of losses that raise substantial doubts as to whether we will be able to continue as a going concern.

We have prepared our consolidated financial statements on the basis that we would continue as a going concern. However, we have incurred losses in each year since our inception. Our net working capital balance at June 30, 2017 was $10.1 million which represents a $6.2 million decrease in the balance from our working capital of $16.3 million at December 31, 2016. We do not currently have any available borrowing under our term loan or credit facility.

Although current levels of cash flows are negative, management believes the Company’s existing cash will be sufficient to cover its operating and other cash demands until the first quarter of 2018.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we were not able to continue as a going concern. If we are unable to generate positive cash flows from operations, we would need to undertake a review of potential business alternatives, which may include, but are not limited to, a merger or sale of the company or ceasing operations and winding down the business.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred losses in each year since our inception. As of June 30, 2017, we had an accumulated deficit of $521.0 million. Our losses have resulted primarily from expenses incurred in research and development of our product candidates from the former retina and glaucoma business divisions. We do not know when or if we will successfully commercialize the TearLab® Osmolarity System in the United States or in international markets. As a result, and because of the numerous risks and uncertainties facing us, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all. Any failure to become and remain profitable would require us to undertake a review of the potential business alternatives discussed above.

We will need to raise additional capital in the near future. Such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders, would experience further dilution.

We expect that we will seek to raise additional capital prior to the end of the first quarter of 2018. Such financings may involve the issuance of debt, equity and/or securities convertible into or exercisable or exchangeable for our equity securities. These financings may not be available to us on reasonable terms or at all when and as we require funding. Any failure to obtain additional working capital when required would have a material adverse effect on our business and financial condition, our ability to continue as a going concern and would be expected to result in a decline in our stock price. If we consummate such financings, the terms of such financings may adversely affect the interests of our existing stockholders. Any issuances of our common stock, preferred stock, or securities such as warrants or notes that are convertible into, exercisable or exchangeable for, our capital stock, would have a dilutive effect on the voting and economic interest of our existing stockholders.

We may not be able to generate sufficient cash to service our indebtedness, which currently consists of our credit facility with CRG. We may not be able to satisfy our minimum revenue and cash covenants, as required by the CRG term loan. If our annual sales revenue levels do not meet or exceed the levels required by the CRG covenants, we will be required to raise additional equity or subordinated debt, with the proceeds paid to reduce the outstanding principal of the CRG term loan. This financing could dilute existing shareholders and impact the value of their investment.

On March 4, 2015, the Company executed a term loan agreement with CRG as lenders, the Term Loan Agreement, providing the Company with access of up to $35.0 million under the Term Loan Agreement. We entered into an amendment of the Term Loan Agreement with CRG on August 6, 2015. We received $25.0 million in gross proceeds during 2015. We were unable to access a third tranche of $10.0 million because we did not achieve at least $38.0 million in twelve-month sales revenue prior to June 30, 2016, as required to access the third tranche.

Our ability to make scheduled payments or to refinance our debt obligations depends on numerous factors, including the amount of our cash reserves and our actual and projected financial and operating performance. These amounts and our performance are subject to certain financial and business factors, as well as prevailing economic and competitive conditions, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash reserves or cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing or future indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, or that these actions would permit us to meet our scheduled debt service obligations. In addition, in the event of our breach of the Term Loan Agreement with CRG, we may be required to repay any outstanding amounts earlier than anticipated, and the lenders may foreclose on their security interest in our assets.

The CRG Loan is collateralized by all assets of the Company. Additionally, the terms of the Term Loan Agreement contain various affirmative and negative covenants agreed to by the Company. Among them, the Company must attain minimum annual revenue and minimum cash threshold levels. The minimum annual revenue threshold levels required by the Term Loan are $31.0 million, $36.0 million, $45.0 million and $55.0 million for calendar years 2017, 2018, 2019 and 2020, respectively. The minimum cash balance required is $5.0 million, subject to certain conditions.

If the we do not have annual revenue greater or equal to the annual revenue covenant in a calendar year, the Company will have to raise subordinated debt or equity, which we refer to as the CRG Equity Cure, equal to twice the difference between the annual revenue and the revenue covenant, with the total proceeds from this financing to be used to reduce the principal of the Term Loan. We cannot assure you that we will be able to achieve the annual revenue thresholds and the daily cash threshold. We cannot assure you that we would be able to raise the financing for the CRG Equity Cure, if required. In addition, in the event of our breach of the Term Loan Agreement, we may be required to repay any outstanding amounts earlier than anticipated, and the lenders may foreclose on their security interest in our assets.

Borrowings under the Term Loan Agreement are subject to certain conditions, including the non-occurrence of a material adverse change in our business or operations (financial or otherwise), or a material impairment of the prospect of repayment of obligations.

Our existing Term Loan Agreement contains restrictive and financial covenants that may limit our operating flexibility.

Our existing Term Loan Agreement with CRG contains certain restrictive covenants that limit our ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions. We therefore may not be able to engage in any of the foregoing transactions unless we obtain the consent of the lender or terminate the Term Loan Agreement. There is no guarantee that we will be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal and interest under the Term Loan Agreement. Furthermore, there is no guarantee that future working capital, borrowings or equity financing will be available to repay or refinance the amounts outstanding under the Term Loan Agreement.

Our financial results may vary significantly from year-to-year and quarter-to-quarter due to a number of factors, which may lead to volatility in the trading price of our common stock.

Our annual and quarterly revenue and results of operations have varied in the past and may continue to vary significantly from year-to-year and quarter-to-quarter. The variability in our annual and quarterly results of operations may lead to volatility in our stock price as research analysts and investors respond to these annual and quarterly fluctuations. These fluctuations are due to numerous factors that are difficult to forecast, including:

●	fluctuations in demand for our products;

●	changes in customer budget cycles and capital spending;

●	seasonal variations in customer operations that could occur during holiday or summer vacation periods;

●	tendencies among some customers to defer purchase decisions to the end of the quarter;

●	the unit value of our systems;

●	changes in our pricing and sales policies or the pricing and sales policies of our competitors;

●	Changes in reimbursement levels that might negatively impact our pricing policies;

●	our ability to design, manufacture and deliver products to our customers in a timely and cost effective manner;

●	quality control or yield problems in our manufacturing operations;

●	our ability to timely obtain adequate quantities of the components used in our products;

●	new product introductions and enhancements by us and our competitors;

●	unanticipated increases in costs or expenses;

●	global economic conditions; and

●	fluctuations in foreign currency exchange rates.

In addition, we may experience seasonal variations in our customer operations such as could occur during holiday vacation periods. For example, one of our principal target markets consists of private ophthalmic and optometric practices, and our operating results could be adversely affected by summer vacation periods. The foregoing factors, as well as other factors, could materially and adversely affect our quarterly and annual results of operations. In addition, a significant amount of our operating expenses are relatively fixed due to our manufacturing, research and development, and sales and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations. We expect that our sales will continue to fluctuate on a quarterly basis and our financial results for some periods may differ from those projected by securities analysts, which could significantly decrease the price of our common stock.

Risks Related to Our Business

Our near-term success is highly dependent on the success of the TearLab® Osmolarity System, and we cannot be certain that it will be successfully commercialized in the United States.

The TearLab® Osmolarity System is currently our only product. Our product is currently sold outside of the United States pursuant to CE mark approval; in Canada pursuant to a Health Canada Medical Device License; and in the United States as a result of having received 510(k) approval from the U.S. Food and Drug Administration, or the FDA, to market the TearLab® Osmolarity System to those reference and physician operated laboratories with Clinical Laboratory Improvement Act, or CLIA, waiver certifications. Even though the TearLab® Osmolarity System has received all regulatory approvals in the United States, and is currently sold in the United States, it may never be successfully commercialized. If the TearLab® Osmolarity System is not as successfully commercialized as expected, we may not be able to generate revenue, become profitable or continue our operations. Any failure of the TearLab® Osmolarity System to be successfully commercialized in the United States would have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

Our near-term success is highly dependent on increasing sales of the TearLab ® Osmolarity System outside the United States, and we cannot be certain that we will successfully increase such sales.

Our product is currently sold outside of the United States pursuant to CE mark approval and Health Canada Approval in Canada. Our near-term success is highly dependent on increasing our international sales. We may also be required to register our product with health departments in our foreign market countries. A failure to successfully register in such markets would negatively affect our sales in any such markets. In addition, import taxes are levied on our product in certain foreign markets. Other countries may adopt taxation codes on imported products. Increases in such taxes or other restrictions on our product could negatively affect our ability to import, distribute and price our product.

We have outstanding liabilities, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future research and development needs, and to defend our intellectual property.

As of June 30, 2017, our total liabilities were $33.7 million including $27.4 million of long-term obligations under our Term Loan Agreement. Our significant liability service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our liabilities present the following risks:

●	our liabilities increase our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

●	our liabilities could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow money for operations or capital in the future and implement our business strategies; and

●	our labilities may restrict us from raising additional funds on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements.

If we are at any time unable to generate sufficient cash flow to service our liabilities when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the liabilities, seek to refinance all or a portion of the liabilities or obtain financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

We will face challenges in continuing to bring the TearLab® Osmolarity System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies. In addition to our requirement for additional capital, our ability to continue to bring the TearLab® Osmolarity System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

●	Our clinical trials may not succeed. Clinical testing is expensive and can take longer than originally anticipated. The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing. We could encounter unexpected problems, which could result in a delay in efforts to complete clinical trials supporting our commercialization efforts.

●

The TearLab® Osmolarity System is rated under a CLIA waiver certification which requires our customers to be certified under the CLIA waiver requirements to be reimbursed under Medicare, including certain parallel state requirements. If our customers are unwilling or unable to comply with such requirements, it could have an adverse effect on their acceptance of and on our ability to market the TearLab® Osmolarity System.

●

Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the TearLab® Osmolarity System and other matters. If our suppliers or we fail to comply with these regulatory requirements, the TearLab® Osmolarity System could be subject to restrictions or withdrawals.

●

Even though we successfully obtained the sought-after FDA approvals, we may be unable to commercialize the TearLab® Osmolarity System successfully in the United States. Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the TearLab® Osmolarity System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory.

Our business is subject to health care industry cost-containment measures that could result in reduced sales of our TearLab® Osmolarity System.

Most of our customers rely on third-party payers, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures which use our TearLab® Osmolarity System. The continuing efforts of governmental authorities, insurance companies, and other health care payers to contain or reduce these costs could lead to patients being unable to obtain approval for payment from these third-party payers. If patients cannot obtain third-party payer payment approval, the use of our TearLab® Osmolarity System may decline significantly and our customers may reduce or eliminate the use of our system. The cost-containment measures that health care providers are instituting, both in the U.S. and internationally, could harm our ability to operate profitably. For example, managed care organizations have successfully negotiated volume discounts for pharmaceuticals. While this type of discount pricing does not currently exist for the medical systems we supply, if managed care or other organizations were able to affect discount pricing for such systems, it could result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our products.

If we are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

While we received the 510(k) clearance and CLIA waiver that we were seeking, we will be subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

●	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

●	repair, replacement, refunds, recall or seizure of our product;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusal to grant export approval for our products;

●	withdrawing 510(k) clearances or premarket approvals that have already been granted; and

●	criminal prosecution.

If the government initiated any of these enforcement actions, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or the QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR. The FDA enforces the QSR through periodic unannounced inspections. The FDA has not yet inspected our facilities, and we cannot assure you that we will pass any future FDA inspection. Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

If we are unable to fully comply with federal and state “fraud and abuse laws,” we could face substantial penalties, which may adversely affect our business, financial condition and results of operations.

We are subject to various laws pertaining to health care fraud and abuse, including the U.S. Anti- Kickback Statute, physician self-referral laws, known as the “Stark Law,” the U.S. False Claims Act, the U.S. False Statements Statute, the Physician Payment Sunshine Act, and state law equivalents to these U.S. federal laws, which may not be limited to government-reimbursed items and may not contain identical exceptions. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal and state health care programs, including Medicare and Medicaid, and the curtailment or restructuring of operations. Any action against us for violation of these laws could have a significant impact on our business. In addition, in connection with our international product commercialization and sales, we are subject to the U.S. Foreign Corrupt Practices Act. Any action against us for violation by us or our agents or distributors of this act could have a significant impact on our business.

If we fail to comply with contractual obligations and applicable laws and regulations governing the handling of patient identifiable medical information, we could suffer material losses or be adversely affected by exposure to material penalties and liabilities.

Many, if not all of our customers, are covered entities under the Health Insurance Portability and Accountability Act of August 1996, or HIPAA. As part of the operation of our business, we provide reimbursement assistance to certain of our customers, and as a result, we act in the capacity of a business associate with respect to any patient-identifiable medical information, or PHI, we receive in connection with these services. We and our customers must comply with a variety of requirements related to the handling of patient information, including laws and regulations protecting the privacy, confidentiality and security of PHI. The provisions of HIPAA require our customers to have business associate agreements with us under which we are required to appropriately safeguard the PHI we create or receive on their behalf. Further, we and our customers are required to comply with HIPAA security regulations that require us and them to implement certain administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of electronic PHI, or EPHI. We are required by regulation and contract to protect the security of EPHI that we create, receive, maintain or transmit for our customers consistent with these regulations. To comply with our regulatory and contractual obligations, we may have to reorganize processes and invest in new technologies. We also are required to train personnel regarding HIPAA requirements. If we, or any of our employees or consultants, are unable to maintain the privacy, confidentiality and security of the PHI that is entrusted to us, we and/or our customers could be subject to civil and criminal fines and sanctions and we could be found to have breached our contracts with our customers. Under the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, and recent omnibus revisions to the HIPAA regulations, we are directly subject to HIPAA’s criminal and civil penalties for breaches of our privacy and security obligations and are required to comply with security breach notification requirements. In addition to the HIPAA and HITECH Act requirements that we are subject to, we are also subject to similar state laws and regulations that impact our collection, handling and storage of PHI and related information. The direct applicability of federal and state laws and regulations, including the HIPAA privacy and security provisions and compliance with the applicable notification requirements requires us to incur additional costs and may restrict our business operations.

Our patents may not be valid, and we may not obtain and enforce patents to protect our proprietary rights from use by potential competitors. Companies with other patents could require us to stop using or pay to use required technology.

Our owned and licensed patents may not be valid, and we may not obtain and enforce patents and maintain trade secret protection for our technology. The extent to which we are unable to do so could materially harm our business.

We have applied for, and intend to continue to apply for, patents relating to the TearLab® Osmolarity System and related technology and processes. Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide adequate protection from competition. Furthermore, it is possible that patents issued or licensed to us may be challenged successfully. In that event, if we have a preferred competitive position because of any such patents, any preferred position would be lost. If we are unable to secure or to continue to maintain a preferred position, the TearLab® Osmolarity System could become subject to competition from the sale of similar competing products.

Patents issued or licensed to us may be infringed by the products or processes of others. The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries. We are currently involved in litigation defending our patent rights in Canada. Efforts to defend our rights could incur significant costs and may or may not be resolved in our favor. We could become a party to additional patent litigation and other proceedings. The cost to us of any patent litigation, even if resolved in our favor, could be substantial. Some of our would-be competitors may sustain the costs of such litigation more effectively than we can because of their greater financial resources. Litigation also may absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our future scientific and commercial success. Although we attempt, and will continue to attempt, to protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties. If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

It is possible that a court may find us to be infringing upon validly issued patents of third parties. In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and may be enjoined from conducting certain activities. Obtaining licenses under third-party patents can be costly, and such licenses may not be available on acceptable terms, or at all.

Our patents will begin to naturally expire starting in March of 2023. While we continue to file new patent applications, upon the expiration of certain of our existing patents, the TearLab® Osmolarity system could become subject to competition from the sale of generic products.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability. Our past use of the RHEO™ System and the components of the SOLX Glaucoma System in clinical trials and the commercial sale of those products may have exposed us to potential liability claims. Our use of the TearLab® Osmolarity System and its commercial sale could also expose us to liability claims. All of such claims might be made directly by patients, health care providers or others selling the products. We carry clinical trials and product liability insurance to cover certain claims that could arise, or that could have arisen, during our clinical trials or during the commercial use of our products. We currently maintain clinical trials and product liability insurance with aggregate annual coverage limits of $2.0 million. Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not increase the amount of such insurance coverage or even renew it. A successful product liability claim could materially harm our business. In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

●	evolving customer needs;

●	the introduction of new products and technologies; and

●	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

●	properly identify and anticipate customer needs;

●	commercialize new products in a cost-effective and timely manner;

●	manufacture and deliver products in sufficient volumes on time;

●	obtain and maintain regulatory approval for such new products;

●	differentiate our offerings from competitors’ offerings;

●	achieve positive clinical outcomes; and

●	provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a limited number of suppliers of each of the key components of the TearLab® Osmolarity System and are vulnerable to fluctuations in the availability and price of our suppliers’ products and services.

We purchase each of the key components of the TearLab ® Osmolarity System from a limited number of third-party suppliers. Our suppliers may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay. In the event we were unable to renew our agreements with our suppliers or they were to become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely manner, or if regulations affecting the components were to change, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the TearLab® Osmolarity System. If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change. We have numerous potential competitors in the United States and abroad, including one direct competitor recently launched in Canada. We face potential competition from industry participants marketing conventional technologies for the measurement of osmolarity and other in-lab testing technologies, and commercially available methods, such as the Schirmer Test and ocular surface staining. Many of our potential competitors have substantially more resources and a greater marketing scale than we do. If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

If we lose key personnel, or we do not attract and retain highly qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

Our success depends, in large part, upon our ability to attract and retain highly qualified scientific, clinical, manufacturing and management personnel. In addition, any difficulties in retaining key personnel or managing this growth could disrupt our operations. Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and to continue to recruit, train and retain additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. The competition for qualified personnel in the medical technology field is intense. We are highly dependent on our continued ability to attract, motivate and retain highly qualified management, clinical and scientific personnel.

Due to our limited resources, we may not effectively recruit, train and retain additional qualified personnel. If we do not retain key personnel or manage our growth effectively, we may not implement our business plan effectively.

Furthermore, we have not entered into non-competition agreements with our key employees. In addition, we do not maintain “key person” life insurance on any of our officers, employees or consultants. The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Failure on our part to maintain effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, financial condition and cash flows, and could cause the trading price of our common stock to fall dramatically.

Maintaining proper and effective internal controls will require substantial management time and attention and may result in our incurring substantial incremental expenses, including with respect to increasing the breadth and depth of our finance organization to ensure that we have personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function. Any failure in internal controls or any errors or delays in our financial reporting would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Our management has identified control deficiencies in the past and may identify additional deficiencies in the future.

We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient or that any changes in processes and procedures can be completed in a timely manner. In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act of 2002 reveals material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiencies could require additional remedial measures which could be costly and time-consuming. In addition, we may be unable to produce accurate financial statements on a timely basis. Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Risks Related to Potential Delisting of our Common Stock

Our common stock may be delisted from The NASDAQ Capital Market if we cannot maintain compliance with NASDAQ’s continued listing requirements.

In order to maintain our listing on NASDAQ, we are required to comply with the NASDAQ Listing Requirements, which include, but are not limited to, maintaining a minimum stockholders’ equity or market capitalization and minimum bid price. In particular, we are required to maintain a minimum (i) bid price of $1.00 and (ii) market capitalization of $35 million. On March 16, 2016, we received a notice from NASDAQ stating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) because our common stock failed to maintain a minimum closing bid price of $1.00 for the prior 30 consecutive business days. The notice had no immediate effect on the Company’s listing or trading of the Company’s common stock on NASDAQ.

On September 16, 2016, we received a letter from the NASDAQ Listing Qualifications Staff (the “Staff”), which indicated the Staff had determined to delist our securities from The Nasdaq Capital Market due to our continued non-compliance with the Minimum Bid Price Rule. To regain compliance with the Minimum Bid Price Rule, we filed a certificate of amendment to our amended and restated certificate of incorporation to effect (i) a reverse stock split of all of the outstanding shares of our common stock and those shares held by us in treasury stock, if any, at a ratio of one-for ten shares, and (ii) a reduction in the total number of authorized shares of our common stock from 95,000,000 to 9,500,000. As of May 8, 2017, the last reported sale price of our common stock was $1.95 per share.

Additionally, on November 8, 2016, we received notice from the Staff indicating that the Company did not satisfy Nasdaq Listing Rule 5550(b), insofar as the Company’s market value of listed securities (“MVLS”) had closed below $35 million for the previous 30 consecutive business days, and we did not satisfy either of the alternative criteria under Nasdaq Listing Rule 5550(b) which requires stockholders’ equity of at least $2.5 million or net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. The notice had no immediate effect on the NASDAQ listing or trading of the Company’s common stock.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was granted a 180-calendar day grace period within which to regain compliance with the MVLS requirement, through May 8, 2017. To evidence compliance with the MVLS requirement, the Company’s MVLS must close at $35 million or more for a minimum of 10 consecutive business days during the 180-calendar day compliance period ended May 8, 2017.

On May 10, 2017, we received notice from the Staff that the Staff had determined to delist our securities from The Nasdaq Capital Market due to our continued non-compliance with the MVLS requirement, unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). On June 19, 2017, the Panel granted the Company’s request for continued listing on The Nasdaq Capital Market, pursuant to an extension and the Company’s continued progress on the compliance plan presented to the Panel, through October 6, 2017, by which date the Company must evidence full compliance with all applicable criteria for continued listing on The Nasdaq Capital Market, including the $2.5 million stockholders’ equity requirement. Subsequent to the June 19, 2017 Panel letter, the Company submitted a revised plan to the Panel. On August 29, 2017, the Panel granted the Company’s request for continued listing on The Nasdaq Capital Market, pursuant to an extension and the Company’s continued progress on its compliance plan, through November 6, 2017, by which date the Company must evidence full compliance with all applicable criteria for continued listing on The Nasdaq Capital Market, including the $2.5 million stockholders’ equity requirement. The Company is diligently working to timely satisfy the terms of the Panel’s decision. However, the Company cannot provide any assurance that its Nasdaq listing will be maintained through November 6, 2017 or that it will be able to evidence full compliance and maintain its listing beyond that date.

If we fail to regain compliance with one of the applicable requirements, our stock may be delisted. Delisting from The Nasdaq Capital Market could make trading in our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without The Nasdaq Capital Market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from The Nasdaq Capital Market could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely impact the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market.

If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. We cannot assure you that our common stock, if delisted from The Nasdaq Capital Market, will be listed on another national securities exchange or quoted on an over-the counter quotation system.

If our common stock is delisted, it would fall within the definition of a “penny stock” as defined in the Securities Exchange Act of 1934, or the Exchange Act, and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

The trading price of our common stock may be volatile.

The market prices for, and the trading volumes of, securities of medical device companies, such as ours, have been historically volatile. The market has experienced, from time to time, significant price and volume fluctuations unrelated to the operating performance of particular companies. The market price of our common shares may fluctuate significantly due to a variety of factors, including:

●	the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

●	technological innovations or new diagnostic products;

●	governmental regulations and reimbursement levels;

●	developments in patent or other proprietary rights;

●	litigation;

●	public concern regarding the safety of products developed by us or others;

●	comments by securities analysts;

●	the issuance of additional shares to obtain financing or for acquisitions;

●	general market conditions in our industry or in the economy as a whole; and

●	political instability, natural disasters, war and/or events of terrorism.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may seriously affect the market price of our stock, regardless of actual operating performance. In the past, securities class action litigation often follows periods of volatility in the overall market and market price of a particular company’s securities. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future. We are not profitable and may not earn sufficient revenue to meet all operating cash needs. As a result, we intend to use all available cash and liquid assets in the development of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Warrant holders will not be entitled to any of the rights of common stockholders, but will be subject to all changes made with respect thereto.

If you hold warrants, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you receive our common stock upon exercise of the warrants and only as of the date when you become a record owner of the shares of our common stock upon such exercise. For example, if a proposed amendment to our charter or bylaws requires stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date that you are deemed to be the owner of the shares of our common stock due upon exercise of your warrants, you will not be entitled to vote on the amendment; although, you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Risks Related to the Offering

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we may need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

The placement agent in this offering will offer the securities on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amounts. We will not provide any refund to investors if less than all of the securities are sold. We have incurred losses in each year since our inception. Our net working capital balance at June 30, 2017 was $10.1 million which represents a $6.2 million decrease in the balance from our working capital of $16.3 million at December 31, 2016. If we continue to use cash at this rate we will need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will likely be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

We currently have limited authorized common shares available and would not be able to execute this offering at our current market price.

We currently have limited authorized common shares available to us. At our current market price, we would not have enough authorized shares available to issue in order to raise the amount of capital listed in this registration statement. We filed a definitive proxy statement on September 11 , 2017 to call a special shareholder meeting with the purpose of increasing the number of authorized common shares in order to provide for this financing and additional financings or business opportunities that may arise in the future. The date for the special shareholder meeting is October 12, 2017. If our shareholders do not approve the increase in the number of authorized shares, the amount of capital that we could raise from this offering would be significantly less than the face amount of the registration statement.

There is no public market for the Series A Preferred Stock or the warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the Series A Preferred Stock or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series A Preferred Stock or the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Capital Market. Without an active market, the liquidity of the Series A Preferred Stock and the warrants will be limited.

We can issue shares of preferred stock that may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 10.0 million shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

●	adversely affect the voting power of the holders of our common stock;

●	make it more difficult for a third party to gain control of us;

●	discourage bids for our common stock at a premium;

●	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

●	otherwise adversely affect the market price or our common stock.

We have broad discretion as to the use of the net proceeds we receive from this offering and may not use them effectively.

We retain broad discretion to use the net proceeds from this offering of our common stock. Accordingly, you will have to rely upon the judgment of our management with respect to the use of those net proceeds. Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

Purchasers will suffer immediate and substantial dilution as a result of this offering.

Purchasers of shares of our common stock offered by this prospectus will suffer immediate and substantial dilution of their investment. Purchasers in this offering will suffer immediate dilution of approximately $1.43 per share in the net tangible book value of the common stock. See “Dilution” on page 24 of this prospectus for a more detailed discussion of the dilution purchasers will incur in this offering.

Our stockholders may experience further dilution if we issue additional shares of common stock in the future or outstanding options and warrants to purchase our common stock are exercised.

Any additional future issuances of common stock by us will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in such future issuances. In most circumstances stockholders will not be entitled to vote on whether or not we issue additional common stock. In addition, outstanding options and warrants to purchase our common stock may be exercised and additional options and warrants may be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional equity securities, including the shares of common stock issuable upon exercise of the warrants issued by us in this offering, depending upon the terms and pricing of such issuance and the value of our assets, would result in dilution to our stockholders in both the book value and fair value of their shares, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of competition. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. These statements may appear in this prospectus and the documents incorporated herein and therein by reference, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

These forward-looking statements include, among other things, statements about:

●	Our ability to continue as a going concern;

●	The adequacy of our funding and our forecast of the period of time through which our financial resources will be adequate to support our operations;

●	Our future strategy, structure, and business prospects, and the ability to identify and execute any strategic alternatives;

●	Our ability to obtain additional financing for working capital on acceptable terms and in a timely manner;

●	The planned commercialization of our current product;

●	Our ability to expand into the next generation of product;
●	Our ability to meet the financial covenants under our credit facilities;

●	Use of cash, cash needs and ability to raise capital;

●	The size and growth of the potential markets for our product and technology;

●	The effect of our strategy to streamline our organization and lower our costs;

●	The adequacy of current, and the development of new distributor, reseller, and supplier relationships, and our efforts to expand relationships with distributors and resellers in additional countries;

●	Our anticipated expansion of United States and international sales and operations;

●	Our ability to obtain and protect our intellectual property and proprietary rights;

●	The results of our clinical trials;
●	Our ability to maintain reimbursement of our product and support our pricing strategies;
●	Our plan to continue to develop and execute our conference and podium strategy to ensure visibility and evidence-based positioning of the TearLab® Osmolarity System among eye care professionals;

●	Our ability to attract and retain a sufficient number of scientists, clinicians, sales personnel and other key personnel with extensive experience in medical technology, who are in short supply;

●	Our beliefs about our employee relations;

●	Our efforts to assist our customers in obtaining their CLIA waiver or providing them with support from certified professionals; and

●	Our ability to remain listed on the NASDAQ Capital Market.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those described in “Risk Factors,” elsewhere in this prospectus and the documents incorporated by reference herein. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus or the date of the documents incorporated herein by reference. You should read this prospectus and the documents incorporated herein by reference, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus and the documents incorporated herein by reference may also contain estimates and other information concerning our market and industry that are based on government and industry publications. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. These government and industry publications generally indicate that their information has been obtained from sources believed to be reliable.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $13.5 million from the sale of approximately $15.0 million of shares of our common stock offered by us in this offering, after deducting estimated placement agent fees and commissions and estimated offering expenses payable by us.

We intend to use $5.0 million of the proceeds in order to comply with the minimum cash balance covenant in the CRG Loan. We intend to use remainder of the net proceeds if any, from the sale of the shares offered by us in this offering to fund general corporate purposes, including commercializing our products, research and product development, capital expenditures, and working capital. We may also use our net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our board of directors and management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as the results of our commercialization efforts, competitive developments, opportunities to acquire products, technologies or businesses, negotiations with CRG, debt repayment needs, and other factors.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NASDAQ Capital Market (“NASDAQ”) under the symbol “TEAR” and the Toronto Stock Exchange (“TSX”) under the symbol “TLB”.

The following table sets forth the range of high and low sales prices per share of our common stock on both the NASDAQ and the TSX for the fiscal periods indicated.

	Common Stock Prices
	Fiscal 2017						Fiscal 2016			Fiscal 2015
	High			Low			High		Low	High		Low
NASDAQ Capital Market
First Quarter		$7.50			$2.74			$16.50	$6.00		$31.50		$15.00
Second Quarter		3.30			1.55			9.10	6.00		26.00		19.60
Third Quarter		3.75	*		1.20	*		9.00	5.80		30.30		18.00
Fourth Quarter		—			—			6.94	3.90		22.50		11.50
Toronto Stock Exchange
First Quarter	C$	10.10		C$	3.73		C$	22.6	7.90	C$	40.00	C$	19.20
Second Quarter		4.50			2.06			12.4	7.80		32.30		25.00
Third Quarter		4.70	*		1.55	*		11.6	8.00		37.90		24.30
Fourth Quarter		—			—			9.1	5.10		29.20		16.10

* Third quarter 2017 information through September 14, 2017

The closing share price for our common stock on September 14, 2017 as reported by NASDAQ, was $1.43 . The closing share price for our common stock on September 14, 2017 , as reported by TSX, was C$1.72.

As of September 14, 2017, there were approximately 75 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain all available funds to support operations and to finance the growth and development of our business. Any determination related to payments of future dividends will be at the discretion of our board of directors after taking into account various factors that our board of directors deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt restrictions, if any.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our common stock in this public offering and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering.

Our net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2017. Our net tangible book value (deficit) as of June 30, 2017 was $(13.50) million, or ($2.35) per share, based on 5,735,732 shares of our common stock outstanding as of June 30, 2017.

After giving effect to the sale of Units by us in this offering at a public offering price of $1.43 per Unit, and after deducting estimated placement agent fees and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2017 would have been approximately $2.0 thousand, or $0.00 per share of common stock. This calculation excludes the proceeds, if any, from the exercise of warrants issued in this offering and includes proceeds from the issuance of Series A Convertible Preferred shares. This represents an immediate increase in pro forma net tangible book value of $2.35 per share to our existing stockholders and an immediate dilution of $1.43 per share to investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per Unit		$1.43
Net tangible book value (deficit) per share at June 30, 2017	$(2.35)
Increase to net tangible book value per share attributable to investors purchasing our common stock in this offering	$2.35
Pro forma net tangible book value per share as of June 30, 2017, after giving effect to this offering		$0.00
Dilution of pro forma net tangible book value per share to investors purchasing our common stock in this offering		$1.43

If any shares of common stock are issued upon exercise of outstanding options or warrants, including the warrants issued in this offering, you may experience further dilution.

The number of shares of common stock set forth in the table above excludes:

●	shares of common stock that may be issued upon exercise of warrants to be issued in this offering

●	706,873 shares of our common stock are issuable upon the exercise of options outstanding as of June 30, 2017, with a weighted-average exercise price of $31.80 per share;

●	1,324,000 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2017, with a weighted-average exercise price of $11.45 per share ;

●	1,070,000 shares of our common stock reserved for future issuance as of June 30, 2017, under our 2002 Stock Incentive Plan, including through the exercise of outstanding options; and

●	35,322 shares of our common stock reserved for future issuance as of June 30, 2017, under our 2014 Employee Stock Purchase Plan.

To the extent that any of these outstanding options are exercised, or warrants, including the warrants issued in this offering, are exercised, or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, and amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law.

General

As of June 30, 2017, we were authorized to issue 19,500,000 shares of all classes of capital stock, of which 9,500,000 shares are common stock, $0.001 par value per share; and 10,000,000 shares are undesignated preferred stock, $0.001 par value per share. Our capital is stated in U.S. dollars. As of June 30, 2017, we had 5,735,732 outstanding shares of common stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. For more information, see the section of this prospectus captioned “Dividend Policy.”

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering, when paid for, will be fully paid and nonassessable.

Preferred Stock

As of June 30, 2017, no shares of our preferred stock were outstanding. However, shares of preferred stock may be issued in one or more series from time to time by our board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event liquidation, dissolution or winding up of TearLab.

Transfer Agents

The co-transfer agents for our common stock are Computershare, P.O. Box 43006, Providence, RI 02940-3006, (888) 667-7671, and TMX Equity Transfer Services Inc., (416) 361-0152.

Listing

Our common stock is quoted on the NASDAQ Capital Market under the trading symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”

Delaware Anti-Takeover Statute

Our restated certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless the business combination, or the transaction in which the stockholder became an interested stockholder, is approved in a prescribed manner. Since we will have opted out in the manner permitted under the DGCL, these restrictions will not apply to us.

Other Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Our restated certificate of incorporation and amended and restated bylaws contains several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock, that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider to be in such holder’s best interest, including those attempts that might result in a premium over the market price of our common stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 10,489,510 Class A Units and Class B Units (based on an assumed offering price per common share of $1.43, which was the last reported sale price of our common stock on September 14, 2017). Each Class A Unit consists of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price per whole share of common stock equal to 110% of the public offering price of the Class A Units (“Series A warrant”). Each Class B Unit consists of one share of our Class A Convertible Preferred Stock, or the Series A Preferred Stock, with a stated value of $1,000 and convertible into shares of our common stock at a conversion price equal to the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if such purchaser had purchased Class A Units based on the public offering price. The Class A Units and Class B Units will not be certificated and the shares of common stock and Series A warrant part comprising a Class A Unit and the Series A Preferred Stock and Series A warrants comprising a Class B Unit are each immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock are described in the section of this prospectus titled “Description of Our Capital Stock” beginning on page 25 of this prospectus.

Series A Convertible Preferred Stock

The following summary of certain terms and provisions of our Series A Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series A Convertible Preferred Stock.

General. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of our preferred stock, par value $0.001 per share, all of which are undesignated preferred stock.

Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated [ * ] of the 10,000,000 authorized shares of preferred stock as Series A Preferred Stock. When issued, the shares of Series A Preferred Stock will be validly issued, fully paid and non-assessable.

Rank. The Series A Preferred Stock will rank:

●	senior to all of our common stock to the extent of its liquidation preference of $0.001 per share;

●	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock to the extent of its liquidation preference of $0.001 per share;

●	senior to warrants to purchase shares of our common stock issued in this offering; and

●	on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock.

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series A Preferred Stock is initially convertible into an aggregate of ____ shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at a conversion price equal to the public offering price of the Class A units at any time at the option of the holder, provided that the holder will be prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, at the election of purchaser prior to issuance of shares of Preferred Stock, 9.99%) of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series A Preferred Stock will receive a payment equal to $0.001 per share of Series A Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series A Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Voting Rights. Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series A Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series A Preferred Stock.

Dividends. Shares of Series A Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series A Preferred Stock. Shares of Series A Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not plan on making an application to list the Series A Preferred Stock on The NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system or other trading market. We plan to make an application to list the common stock issuable upon conversion of the Series A Preferred Stock on The NASDAQ Capital Market.

Warrants to Purchase Common Stock

The material terms of the Series A warrants to be issued are summarized below. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

The Series A warrants to be issued with each Unit will have an exercise price per whole share of common stock of $1.573 per share (equal to 110% of the public offering price of the Class A Units based on an assumed offering price per common share of $1.43, which was the last reported sale price of our common stock on September 14, 2017) and will be exercisable for shares of common stock and may be exercised for a period of five years from the date of issuance. The Series A warrants will be issued in certificated form.

The Series A warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% (or, at the election of purchaser, 9.99%) of the shares of common stock then outstanding, subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

The Series A warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus for issuance of shares upon exercise, by cashless exercise.

The exercise price of the warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, provided, however, that the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.

In addition, the warrants provide that if, at any time while such warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (4) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then the holder of such warrants shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant.

The provisions of the Series A warrants may be amended only if we obtain the written consent of Holder.

We do not plan on applying to list the Series A Preferred Stock or any of the Series A warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system or other trading market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax or estate tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the potential application of the Medicare contribution tax or under U.S. federal gift and estate tax laws, except to the limited extent indicated below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

●	an entity or arrangement treated as a partnership;

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of common stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an Internal Revenue Service, or IRS, Form W-8BEN or other appropriate version of IRS Form W-8, including a U.S. taxpayer identification number, certifying qualification for the reduced rate. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS in a timely manner. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide the required certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Payments of effectively connected dividends that are included in the gross income of a non-U.S. holder generally are exempt from withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8 ECI or other applicable IRS Form W-8 properly certifying such exemption.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the U.S.), in which case you will be required to pay tax on the net gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

●	you are an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.) subject to applicable income tax or other treaties providing otherwise; or

●	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests to you only if you actually or constructively hold more than 5% of our common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

Federal Estate Tax

If you are an individual non-U.S. Holder who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes), at the time of your death, you generally will be required to include the value of our common stock in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Legislation Affecting Taxation of our Common Stock Held by or through Foreign Entities

Provisions commonly referred to as “FATCA” generally will impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally will impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. This withholding obligation under FATCA generally will apply currently to payments of dividends on our common stock, and will apply under transition rules to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 201 9 . Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with certain institutional investors who purchase our securities in this offering. We will not enter into securities purchase agreements with all other investors and such investors shall rely solely on this prospectus in connection with the purchase of our securities in this offering. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7% of the aggregate gross proceeds to us from the sale of the Units in the offering and we will issue to the placement agent the Placement Agent Warrants as outlined below. In addition, we will pay Wainwright a management fee equal to 1% of the aggregate gross proceeds in this offering. We will also reimburse Wainwright for its expenses incurred in connection with this offering in a non-accountable amount equal to $25,000 and for its legal and other expenses in connection with this offering up to $100,000, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

The following table shows the per Unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per Class A Unit	$
Per Class B Unit	$
Total	$

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $         . After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $          million.

In addition, we agreed to grant compensation warrants to the placement agent (the “Placement Agent Warrants”) to purchase a number of shares of our common stock equal to 7% of the number of shares of Common Stock sold in this offering (including the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock but excluding any shares of Common Stock underlying the warrants issued in this offering). The compensation warrants will be in same form as Series A warrants, except that the compensation warrants will have an exercise price of $1.7875 (125% of the offering price per share in this offering based on an assumed offering price per common share of $1.43, which was the last reported sale price of our common stock on September 14, 2017) and will terminate on the five year anniversary of the effective date of the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

●	by operation of law or by reason of reorganization of our company;

●	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

●	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

●	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal may be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

If we decide to make a public or private offering of our equity, equity-linked or debt securities or to refinance any indebtedness at any time within nine months, we have granted the placement agent the right to act as the sole placement agent or sole placement agent and sole book runner or manager, as applicable, for such offering under a separate agreement containing terms and conditions customary for the placement agent and mutually agreed upon by us and the placement agent.

Other Relationships

The placement agent has performed investment banking services for us in the past, for which it has received customary fees and expenses. The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services, but we have no present agreements with the placement agent to do so.

Determination of offering price

The public offering price of the Units we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things, and may be at a discount to the current market price. Other factors considered in determining the public offering price of the shares of our common stock we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

Our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right to warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. The 60 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed, in the securities purchase agreement, to a lock-up restriction on the issuance and sale of our securities for 60 days following the date of this prospectus, although we will be permitted to issue stock options to directors, officers, employees and consultants under our existing plans.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, P.O. Box 43006, Providence, RI 02940-3006, (888) 667-7671, and TMX Equity Transfer Services Inc., (416) 361-0152.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Attorneys with Wilson Sonsini Goodrich & Rosati, Professional Corporation, and its affiliated investment funds own an aggregate of 5,552 shares of our common stock as of the date of this prospectus. Certain legal matters in connection with the offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements (including the schedule incorporated by reference) of TearLab Corporation at December 31, 2016 and 2015, and for the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our Internet website, www.tearlab.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 15, 2017 and August 14, 2017, respectively;

●	the portions of our Definitive Proxy Statements on Schedule 14A filed with SEC on January 3, 2017, and April 28, 2017, that are incorporated by reference into our Annual Report on Form 10-K, filed with the SEC on March 10, 2017;

●	our Current Reports on Form 8-K filed with the SEC on February 27, 2017, March 29, 2017, May 15, 2017, June 27, 2017, and August 14, 2017; and

●	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on November 17, 2004 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purposes of updating this description.

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

TearLab Corporation

Attn: Investor Relations

9980 Huennekens Street, Suite 100

San Diego, California 92121

(647) 872-4849

You may also access the documents incorporated by reference in this prospectus through our website at www.tearlab.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

$15,000,000

TearLab Corporation

Up to 10,489,510

Class A Units consisting of Common Stock and Warrants and

Class B Units consisting of Series A Convertible Preferred Stock and

Warrants

(                  shares of Common Stock underlying the Series A Convertible

Preferred Stock and Warrants)

Preliminary Prospectus

H.C. Wainwright & Co.

The date of this preliminary prospectus is                    , 2017.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than placement agent fees and commissions, payable by the Registrant in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount To Be Paid
SEC registration fee		$3,630
FINRA filing fee		5,196.88
The NASDAQ supplemental listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*

* To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

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Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act. Registrant’s Amended and Restated Certificate of Incorporation provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, registrant will indemnify any and all of its executive officers and directors. The registrant has entered into indemnification agreements with its directors, executive officers and certain other officers. Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s Amended and Restated Certificate also relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors, executive officers and certain other officers that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

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Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold or granted by us since January 1, 2014. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

As further consideration for the amendment to the CRG loan agreement and as a condition to the Company drawing down the second tranche under the CRG loan agreement of $10.0 million, the Company issued to the lenders under the CRG loan agreement on October 8, 2015 warrants to purchase an aggregate of 35,000 shares of common stock of the Company at an exercise price of $50.00 per share of common stock of the Company and with a five year term from the date of issuance of such warrants. On April 7, 2016, as further consideration for the fourth amendment to the CRG loan agreement and as a condition to modifying the required minimum revenue covenants under the loan agreement, the Company reduced the exercise price of the October 8, 2015 warrants to purchase an aggregate of 35,000 shares of common stock to $15.00 and issued to the lenders under the CRG loan agreement additional warrants to purchase an aggregate of 35,000 shares of common stock of the Company at an exercise price of $15.00 per share of common stock. Such warrants were issued to such lenders pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) afforded by Regulation D promulgated thereunder. Such warrants were not registered under the Securities Act or any state securities laws, and may not be offered or sold absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index immediately following the Signature Pages.

(b) No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 20, 2017.

TEARLAB CORP.

By:	/s/ Joseph Jensen
Joseph Jensen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph Jensen	Chief Executive Officer and Secretary	September 20, 2017
Joseph Jensen	(principal executive officer)

/s/ Wes Brazell	Chief Financial Officer	September 20, 2017
Wes Brazell	(principal financial and accounting officer)

*	Chairman of the Board	September 20, 2017
Elias Vamvakas

*	Director	September 20, 2017
Anthony Altig

*	Director	September 20, 2017
Thomas N. Davidson, Jr.

*	Director	September 20, 2017
Adrienne L. Graves

*	Director	September 20, 2017
Joseph S. Jensen

*	Director	September 20, 2017
Richard L. Lindstrom, M.D.

*	Director	September 20, 2017
Donald Rindell

*	Director	September 20, 2017
Paul Karpecki

*	Director	September 20, 2017
Brock Wright

*By:	/s/ Joseph Jensen
Joseph Jensen
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference

1.1	Engagement Letter, dated August 18, 2017, by and between the Registrant and H.C. Wainwright & Co., LLC	Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on August 21, 2017 (file no. 333-220080)

3.1	Amended and Restated Certificate of Incorporation of the Registrant currently in effect	Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)

3.2	Amended and Restated By-Laws of the Registrant currently in effect	Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1/A No. 3, filed with the Commission on November 16, 2004 (file no. 333-118024)

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)

3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2010 (file no. 000-51030)

3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.4 to the Registrant’s Post Effective Amendment No. 1 to Form S-3 filed with the Commission on July 15, 2013 (file no. 333-189372)

3.6	Form of Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1/A No. 2 filed with the Commission on April 29, 2016 (file no. 333-210326)

3.7	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 30, 2016 (file no. (000-51030)
3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2017 (file no. (000-51030)
3.9*	Forms of Certificate of Designations of Preferences

4.1	Form of Common Stock Purchase Warrant Agreement	Exhibit A to the Registrant’s free writing prospectus filed with the Commission on March 15, 2010 (file no. 333-157269)

4.2	Form of Common Stock Purchase Warrant Agreement	Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)

4.3	Form of Senior Indenture	Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on January 2, 2015 (file no. 333-201355)

4.4	Form of Subordinated Indenture	Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on January 2, 2015 (file no. 333-201355)

Exhibit Number		Exhibit Description	Incorporated by Reference

4.5

Form of warrant issued to certain affiliated funds of CRG LP (formerly known as Capital Royalty) pursuant to the terms of the Term Loan Agreement, dated as of March 4, 2015, as amended by the Omnibus Amendment Agreement, dated as of April 2, 2015, Amendment 2, dated August 6, 2015, Amendment 3, dated December 31, 2015, and Amendment 4, dated April 7, 2016, by and among TearLab Corporation, certain of its subsidiaries from time to time party thereto as guarantors and CRG LP (formerly known as Capital Royalty) and certain of its affiliate funds, as lenders, dated as of April 7, 2016

Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2016 (file no. 000-51030).
4.6		Form of Series A Warrant	Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1/A No. 2 filed with the Commission on April 29, 2016 (file no. 333-210326)

4.7*		Form of Series A Warrant

5.1*		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	†	License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)

10.2		Amendment No. 1, dated June 9, 2003, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)

10.3	†	Amendment No. 2, dated September 5, 2005, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)

10.4		Amendment No. 3, dated July 7, 2006, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.51 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)

10.5		Amendment No. 4, dated October 9, 2006, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.52 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)

10.6		Terms of Business, dated February 5, 2007, between Invetech Pty Ltd. and TearLab, Inc.	Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)

Exhibit Number		Exhibit Description	Incorporated by Reference

10.7	†	Amendment No. 5, dated June 29, 2007, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)

10.8	#	Securities Purchase Agreement, dated as of March 14, 2010, by and between the Registrant and certain investors.	Registrant’s free writing prospectus filed with the Commission on March 15, 2010 (file no. 333-157269)

10.9		Form of Director and Affiliate Letter Agreement	Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)

10.10	†	Deed and Amendment, dated December 22, 2011, to Manufacturing and Development Agreement by and between TearLab Research, Inc. and MiniFAB AB (Aust) Pty Ltd. Dated August 1, 2011.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 29, 2011 (file no. 000-51030)

10.11	†	Manufacturing and Development Agreement by and between TearLab Research, Inc. and MiniFAB (Aust) Pty Ltd, dated August 1, 2011.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 25, 2011 (file no. 000-51030)

10.12		Purchase Agreement, dated as of April 11, 2012, by and between the Registrant and Craig-Hallum Capital Group LLC.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 11, 2012 (file no. 000-51030)

10.13	#	Form Change of Control Severance Agreement (for US executives).	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2013 (file no. 000-51030)

10.14	#	Form Change of Control Severance Agreement (for Canadian executives).	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2013 (file no. 000-51030)

10.15	#	Offer Letter, dated September 24, 2013, by and between the Registrant and Joseph Jensen.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 1, 2013 (file no. 000-50789)

10.16	#	Nonstatutory Stock Option Agreement, dated October 21, 2013, by and between the Company and Joseph Jensen.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 21, 2013 (file no. 000-50789)

Exhibit Number		Exhibit Description	Incorporated by Reference

10.17		Asset Purchase Agreement, dated March 14, 2014 by and among AOA Excel, Inc., Occulogix LLC and TearLab Corporation.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 17, 2014 (file no. 000-51030)

10.18		Term Loan Agreement, dated as of March 4, 2015, by and among TearLab Corporation, certain of its subsidiaries from time to time party thereto as guarantors and CRG LP (formerly known as Capital Royalty) and certain of its affiliate funds, as lenders.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 10, 2015 (file no. 000-51030)

10.19	#	Nonstatutory Stock Option Agreement, dated April 21, 2014 by and between the Company and Paul Smith	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2014 (file no. 000-51030)

10.20	#	Offer Letter, dated May 15, 2015, by and between the Registrant and Wes Brazell	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 6, 2015 (file no. 000-51030)

10.21	#	2002 Stock Option Plan, as amended effective as of February 5, 2015.	Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2015 (file no. 000-51030)

10.22	#	OcuHub LLC 2015 Equity Incentive Plan	Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on March 22, 2016 (file no. 000-51030)

10.23	#	Option Agreement dated as of October 1, 2015 by and between OcuHub LLC and Elias Vamvakas	Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on March 22, 2016 (file no. 000-51030)

10.24	#	Profits Interest Award Agreement dated as of October 1, 2015 by and between OcuHub LLC and Elias Vamvakas	Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on March 22, 2016 (file no. 000-51030)

10.25		Amendment to Term Loan Agreement, dated as of March 4, 2015, as amended by the Omnibus Amendment Agreement, dated as of April 2, 2015, and Amendment 2, dated August 6, 2015, by and among the Registrant, certain of its subsidiaries from time to time party thereto as guarantors and CRG LP (formerly known as Capital Royalty) and certain of its affiliate funds, as lenders, dated as of December 31, 2015	Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on March 22, 2016 (file no. 000-51030)

10.26	#	Employment Agreement, dated as of December 31, 2015, by and between the Registrant and Elias Vamvakas	Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on March 22, 2016 (file no. 000-51030)

10.27	†	Manufacturing, Supply and Development Agreement between MiniFAB (Aust) Pty Ltd and TearLab Research, Inc., dated March 7, 2016	Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2016 (file no. 000-51030)

10.28

Amendment to Term Loan Agreement, dated as of March 4, 2015, as amended by the Omnibus Amendment Agreement, dated as of April 2, 2015, Amendment 2, dated August 6, 2015, and Amendment 3, dated December 31, 2015, by and among the Registrant, certain of its subsidiaries from time to time party thereto as guarantors and CRG LP (formerly known as Capital Royalty) and certain of its affiliate funds, as lenders, dated as of April 7, 2016

Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2016 (file no. 000-51030)
10.29	†	Amended and Restated Cooperative Marketing Agreement between PRN Physician Recommended Nutriceuticals, LLC and TearLab Research, Inc.	Exhibit 10.29 to the Registrant’s Annual Reprot on Fom 10-K filed with the Commission on March 10, 2017 (file no. 000-51030)
10.30	#	Amendment dated as of June 15, 2017 to Employment Agreement by and between the Registrant and Joseph Jensen	Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2017 (file no. 000-51030)
10.31	#	Amendment dated as of June 15, 2017 to Employment Agreement by and between the Registrant and Wes Brazell	Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2017 (file no. 000-51030)
10.32		Termination of Cooperative Marketing Agreement between PRN Physicians Recommended Nutriceuticals, LLC and TearLab Research, Inc.	Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2017 (file no. 000-51030)
21.1		Subsidiaries of Registrant.	Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1, filed with the Commission on July 28, 2011 (file no. 333-175861)
23.1		Consent of Mayer Hoffman McCann, P.C., Independent Registered Public Accounting Firm

24.1		Power of Attorney	Registration Statement on Form S-1 filed with the Commission on August 21, 2017 (file no. 333-220080)

* To be filed by amendment.

† Portions of this exhibit have been omitted pursuant to an order granted by the Securities and Exchange Commission for confidential treatment.

# Management compensatory plan, contract or arrangement.